Exhibit 10.1

SECURED CONVERTIBLE PROMISSORY NOTE

U.S.$375,000	Date: September 7, 2011

1.
For value received, Spartan Gold, Ltd. (the "Borrower"), a company incorporated under the laws of the State of Nevada, with an address at 13951 N. Scottsdale Road, Suite 233, Scottsdale, Arizona 85254, facsimile no. 1-866-579-6018, promises to pay Sphere Resources Inc. (the "Note Holder"), a company existing under the laws of the Yukon Territory, Canada, with an address at Level 16, 114 William Street, Melbourne, Victoria 3000, Australia, facsimile no. + 61-3-9602-3554, the principal sum of U.S.$375,000 on or before September 30, 2011 (the "Maturity Date"). The Borrower shall pay interest on U.S.$200,000 of the principal sum from the date of August 26, 2011 and on the remainder of the unpaid principal balance (U.S.$175,000) from the date hereof at the rate of eight percent (8%) per annum until the Maturity Date or until paid (before or after the Maturity Date). Principal and interest shall be payable at the address shown above or at such other place as the Note Holder may designate. All unpaid principal and accrued but unpaid interest shall be due and payable on the Maturity Date.

2.
The principal sum of U.S.$375,000 is comprised of the following: (i) U.S.$200,000 of cash payments made by the Note Holder to the Borrower from August 26, 2011 to the date hereof, (ii) U.S.$57,750 due to the Note Holder pursuant to the terms of the Poker Flats Property Agreement (as defined in Section 5 below) and (iii) U.S.$117,250 due to the Note Holder pursuant to the terms of the Ziggurat Property Agreement (as defined in Section 5 below) (collectively, the U.S.$57,750 and the U.S.$117,250 amounts are referred to herein as the "Sphere Property Amounts"). Upon the acceptance of this Note by the Note Holder, the Sphere Property Amounts shall be due and payable solely pursuant to the terms of this Note and shall be deemed terminated under the Poker Flats Property Agreement and the Ziggurat Property Agreement.

3.
The Borrower may prepay the principal and interest amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial payment shall be applied first against accrued interest and then the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payment.

4.
Any notice which may or is required to be given to the Borrower or the Note Holder, as the case may be, pursuant to this Note shall be in writing and shall be sufficiently given or made if delivered, or sent by facsimile transmission, to the recipient at the address set out above, or to such other address as the relevant person may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a business day at the place of receipt and, otherwise, on the next following business day.

5.
As security for the indebtedness evidenced by this Note, the Borrower grants a security interest in favour of the Note Holder in all of the assets and property (real and personal) of the Borrower, now owned or hereafter acquired, including, but not limited to, the interest of the Borrower in and to mining claims located in Elko County, Nevada, known as the Poker Flats Property, under an Option and Mining Claim Acquisition Agreement dated as of December 20, 2010 among the Mexivada Mining Corporation, the Borrower and the Note Holder, as amended by an Amendment dated as of March 28, 2011 (the "Poker Flats Property Agreement"), and the interest of the Borrower in and to mining claims located in Nye County, Nevada, known as the Ziggurat Property, under an Option and Mining Claim Acquisition Agreement dated as of December 27, 2010 among Mexivada Mining Corporation, the Borrower and the Note Holder, as amended by an Amendment dated as of March 28, 2011 (the "Ziggurat Property Agreement").

6.	As additional consideration for the Note Holder to accept this Note, the Borrower has agreed to the following:

(a)
the Borrower shall instruct its transfer agent to issue and deliver to the Note Holder within 10 business days of the date hereof 25,000,000 "restricted shares" (as such term is defined in the United States Securities Act of 1933, as amended (the "Securities Act")) of the Borrower's common stock, par value U.S.$0.001 ("Spartan Shares");

(b)
the Borrower shall concurrently issue and deliver to the Note Holder a warrant for the purchase of an additional 25,000,000 Spartan Shares at an exercise price of U.S.$0.10 per share for a period of five years expiring September 7, 2016; and

(c)
the Borrower shall prepare and file a Form S-1 Registration Statement (or a similar document) under the Securities Act no later than two months from the date hereof to register such number of Spartan Shares issued or issuable to the Note Holder or its nominee as shall be mutually agreed upon between the Borrower and the Note Holder. Subsequent to the filing of the registration statement, the Borrower shall use its commercially reasonable efforts to obtain the effectiveness of the registration statement but makes no representation as to when such an event might occur.

7.
The Borrower is in the process of conducting a private offering of Spartan Shares to "accredited investors" as such term is defined in the Securities Act in order to raise financing of at least U.S.$2,000,000 (a "Qualified Financing"). The proceeds of the Qualified Financing will be used in part to pay the Note Holder the principal and accrued interest due under this Note. If the Qualified Financing is not completed by the Maturity Date, the Note Holder shall have the right to require the Borrower, immediately upon written demand, to do any one or more of the following: (a) repay all unpaid principal and accrued interest due under this Note, (b) convert all unpaid principal and accrued interest under this Note into Spartan Shares at a conversion price of U.S.$.001 per share (the "Conversion Price") and immediately issue a certificate for such Spartan Shares to the Note Holder, and/or (c) transfer to the Note Holder the secured assets of the Borrower referred to under Section 5 of this Note, including all right, title and interest of the Borrower in and to the Poker Flats Property and the Ziggurat Property.

8.
Notwithstanding the foregoing, all principal and accrued but unpaid interest under this Note shall immediately convert into Spartan Shares at the Conversion Price if any of the following shall occur before the Maturity Date: (a) a sale of all or substantially all of the assets of the Borrower, the sale of a majority of the Borrower's voting securities, or a merger of the Borrower as a result of which the Borrower is not the surviving party; or (b) completion of a public offering of the equity securities of the Borrower or a business combination of the Borrower with a publicly-traded corporation.

9.
In the event of any subdivision, consolidation or reclassification of the Spartan Shares, as the Spartan Shares are constituted on the date hereof, at any time while this Note is outstanding, the Borrower will thereafter deliver at the time or times of issuance of Spartan Shares hereunder, the number of shares of the appropriate class as the Note Holder would have been entitled to receive had such Spartan Shares been issued before such subdivision, consolidation or reclassification.

10.	The principal and any accrued but unpaid interest under this Note shall become immediately due and payable if an "Event of Default" shall occur. An "Event of Default" means:

(a)
breach by the Borrower of any material term of this Note which is not cured within 14 days of written notice by the Note Holder to the Borrower, including the Borrower's failure to pay the principal and accrued interest under the Note when due and payable;

(b)
the Borrower's failure to pay its debts as they come due if such failure is not cured within 10 days of written notice by the Note Holder to the Borrower (except for a failure to pay as described in Subsection 10(a) above); and

(c)	the occurrence of any insolvency, bankruptcy, receivership, or any similar proceeding involving the Borrower which is not dismissed within 30 days of being instituted.

11.
The Borrower acknowledges that this Note and the transactions contemplated herein (and the Note Holder's acceptance thereof) are subject to the approval of the NEX Board of the TSX Venture Exchange as applicable to the Note Holder.

SPARTAN GOLD, LTD

By:  /s/ William H. Whitmore, Jr.
William H. Whitmore, Jr.
President

Accepted by SPHERE RESOURCES INC. and
by ANDHRA BLUE LTD. (a wholly-owned subsidiary of Sphere Resources Inc. having assigned interests in the Poker Flats Property Agreement and the Ziggurat Property Agreement)

By:  /s/ Malcolm L. Stevens
Malcolm L. Stevens
Chief Executive Officer